DEGOLYER AND MACNAUGHTON
                              ONE ENERGY SQUARE
                             DALLAS, TEXAS 75206



                          March 1, 1996






Berry Petroleum Company
P.O. Bin X
Taft, CA 93268


Gentlemen:

      In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (the Annual Report) of Berry Petroleum Company (the Company), we hereby consent to (i) the use of and reference to our report dated February 12, 1996, entitled "Appraisal Report as of December 31, 1995 on Certain Property Interests owned by Berry Petroleum Company, "our report dated February 23, 1995, entitled "Appraisal Report as of December 31, 1994 on Certain Properties owned by Berry Petroleum Company," and our report dated March 4, 1994, entitled "Appraisal Report as of December 31, 1993 on Certain Properties owned by Berry Petroleum Company" (collectively referred to as the "Reports "), all three of which pertain to interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, and Texas, under the caption "Oil and Gas Reserves - Reserve Reports" in items 1 and 2 of the Annual Report, in item 6 of the Annual Report, and under the caption "Supplemental Information About Oil and Gas Producing Activities (Unaudited)" in item 8 of the Annual Report; and (ii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the reserves estimates set forth in the report dated March 4, 1994, have been combined with reserves estimates of other petroleum consultants and the engineering staff of the Company, we are necessarily unable to verify the accuracy of the reserves values, as of December 31, 1993, contained in the Annual Report and, since the cash flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash flow values in the Annual Report.

                                       Very truly yours,



                                       /s/ DeGolyer and MacNaughton
                                       DEGOLYER and MacNAUGHTON






                                 Exhibit 23.3